EXHIBIT 99.1

FOR  IMMEDIATE  RELEASE
-----------------------

Contact:     Neil  Reithinger
             President
             (800)  519-2037
             nreithinger@bywd.com
             --------------------

                EPIPHARMA SECURITIES BEGIN TRADING ON PINK SHEETS

     SCOTTSDALE,  AZ  -  December 17, 2004 - EpiPharma, Inc. ("EpiPharma") (Pink
Sheets: EPHM) began trading on the Pink Sheets on December 14, 2004. EpiPharma was formed on September 13th, 2001 as a subsidiary of Baywood International, Inc. ("Baywood") (OTCBB: BYWD) to focus on the development and production of complex nutraceuticals and other novel technologies for therapeutic applications. At this time, EpiPharma's objective is to facilitate Baywood's acquisition of Aidan Products, L.L.C. ("Aidan"), a specialty nutraceutical company with annual sales of over $1,000,000 focusing on immunology and angiogenesis products that are sold through healthcare practitioner channels. The letter of intent to acquire Aidan was originally announced by Baywood on May 19, 2004.

     "Since Baywood announced the letter of intent to acquire Aidan, we have been diligently pursuing a number of structures to finance this transaction," stated Neil Reithinger, C.E.O. and President of Baywood and President of EpiPharma. "We believe that by quoting EpiPharma on the Pink Sheets and then subsequently utilizing EpiPharma as a vehicle to complete the acquisition of Aidan, we will be afforded the most practical structure that enables Baywood to complete this transaction while limiting further dilution to existing Baywood shareholders at our current share price," Reithinger further explained.

     The acquisition is subject to the execution of a mutually acceptable purchase agreements, financing and customary closing conditions, including the receipt of necessary approvals by third parties.

     Commenting on the prospects for the growth of EpiPharma, Mr. Reithinger stated, "In addition to building on our core, proprietary products, we also plan on growing EpiPharma via acquisition. We are always seeking out quality companies that would complement our existing business and that would help us enhance shareholder value."

ABOUT  EPIPHARMA:

     EpiPharma, Inc. (Pink Sheets: EPHM) focuses on the development and production of complex nutraceuticals and other novel technologies for therapeutic applications. EpiPharma's current objective is to sell these complex nutraceutical products to health care practitioners, who then distribute them to their patient populations. Contact EpiPharma, Inc. at 1-800-519-2037 or for more information visit www.epipharma.com.
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ABOUT  BAYWOOD:

     Baywood International, Inc. (OTC BB: BYWD) is a nutraceutical company specializing in the development, marketing and distribution of its own proprietary brands under the names PURECHOICE(R), SOLUTIONS(R) and Complete La Femme(R). The Company's products are distributed through independent and chain health food stores, pharmacies, grocery stores, and other direct-to-consumer channels both internationally and domestically. Contact Baywood International, Inc. at 1-888-350-0799 or for more information visit www.bywd.com.
                                                             -------------

     This press release may contain forward-looking statements, made in reliance upon Section 21D of the Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from the results, performance, or expectations implied by these forward-looking statements. The Issuer's expectations among other things are dependent upon general economic conditions, continued demand for its products, the availability of raw materials, retention of its key management and operating personnel, as well as other uncontrollable or unknown factors which are more fully disclosed in Baywood's Form 10-KSB's and 10-QSB's on file with the United States Securities and Exchange Commission.


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